THE MARSICO INVESTMENT FUND

OFFICER’S CERTIFICATE

I, the undersigned officer of The Marsico Investment Fund, DO HEREBY CERTIFY THAT:

1.	The following is a true, correct and complete copy of a resolution adopted by the Trustees at a regular meeting of the Trustees on May 14, 2014:

RESOLVED, that Article II, Section 3 of the Trust Instrument of the Trust be, and hereby is, amended to state as follows:

Section 3. Term of Office of Trustees. Each Trustee shall hold office until death or until reaching a mandatory retirement age established by the Trustees, or until his successor is elected and qualified or the Trust terminates; except that (a) any Trustee may resign by delivering to the other Trustees or to any Trust officer a written resignation effective upon such delivery or a later date specified therein; (b) any Trustee who requests to be retired, or who has become physically or mentally incapacitated or is otherwise unable to serve, may be retired by a written instrument signed by a majority of the other Trustees, specifying the effective date of retirement; (c) any Trustee shall be retired or removed with or without cause at any time upon the unanimous written request of the remaining Trustees; and (d) any Trustee may be removed at any meeting of the Shareholders by a vote of at least two-thirds of the Outstanding Shares.

2.	That said resolution is currently in full force and effect and has not been amended, annulled, rescinded or revoked.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 22nd day of January, 2015.

The Marsico Investment Fund

/s/ Neil L. Gloude
Name:	Neil L. Gloude
Title:	Vice President, Secretary and Treasurer